Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Executive Leadership Changes

BRISTOL, Tenn., November 8, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced upcoming changes to its executive leadership team as approved by Contura’s board of directors on November 6, 2019.

On November 15, 2019, Kevin Stanley, executive vice president and chief commercial officer, and Scott Kreutzer, executive vice president and chief strategy officer, will leave their positions at the company.

Effective December 1, 2019, Mark Manno, executive vice president, chief administrative and legal officer & secretary, Suzan Moore, senior vice president - administration and chief human resources officer, and Jill Harrison, senior vice president and general counsel, will also leave their positions at the company.

“Contura recognizes and appreciates the collective contributions of these departing senior leaders as they have served well the company and its predecessor organizations for many years,” said chairman and chief executive officer, David Stetson. “As we move the organization forward, it is necessary to capitalize on efficiencies by streamlining and downsizing the executive leadership team, and I am confident that our new framework will better position Contura for the years ahead.”

On November 6, 2019, Contura’s board of directors also approved the appointment of Roger L. Nicholson as executive vice president, general counsel and secretary, joining the company effective December 2, 2019. Nicholson brings over three decades of legal experience to the organization, including having served as general counsel for two publicly-traded coal companies, International Coal Group, Inc. and Massey Energy Company, over the course of his career. Since 2015, Nicholson has practiced law as a member of the Charleston, W.Va. office of Steptoe & Johnson PLLC.

Stetson praised Mr. Nicholson’s deep experience in the energy industry. “Roger Nicholson’s background is a perfect fit for the current needs of our company and the strategic vision for Contura’s future,” Stetson said. “I look forward to welcoming him to our ranks and bringing his vast breadth of experience to work on our behalf.”

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

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